Exhibit 99.1
NEWS RELEASE

Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

Ken Dennard, Managing Partner
Dennard Rupp Gray & Easterly, LLC
ksdennard@drg-e.com
713-529-6600
NEWPARK RESOURCES REPORTS 2008 SECOND QUARTER RESULTS
Company reports income from continuing operations of $0.10 per diluted share
THE WOODLANDS, TX — July 31, 2008 — Newpark Resources, Inc. (NYSE: NR) today announced results for its second quarter ended June 30, 2008. Total revenues were $194.0 million for the second quarter of 2008 compared to $150.0 million for the second quarter of 2007. The Company reported income from continuing operations of $8.7 million, or $0.10 per diluted share, compared to $6.1 million, or $0.07 per diluted share, in the second quarter of 2007. Net income was $10.0 million, or $0.11 per diluted share, compared to $5.3 million, or $0.06 per diluted share, in the second quarter of 2007.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “During the second quarter, we continued our focus on growing our core drilling fluids business where revenues were up 29% in a year-over-year comparison and 8% sequentially from the first quarter of 2008. While this segment’s operating margins were lower on a sequential basis, this decline is partially attributable to the seasonal slow-down in the Canadian market, along with start-up costs and short-term inefficiencies associated with new and future revenue streams.
“Meanwhile, despite continued challenges in the Gulf Coast region, our Mats and Integrated Services business rebounded from the first quarter of 2008, increasing its operating margin to almost 10%. We are continuing to reduce the operating costs in this business, and under the leadership of our new division President Bill Moss, we expect to see more benefits ahead.”

SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $169.1 million and a 10.7% operating margin in the second quarter of 2008 compared to revenues of $131.2 million and a 12.4% operating margin during the second quarter of 2007. Second quarter 2008 revenues were driven by strong growth in both the North American and Mediterranean regions. North American revenues increased 21% over the second quarter of 2007 on solid revenue gains from the U.S. market, while our Mediterranean region revenues increased 53% compared to the second quarter of 2007. Brazil also contributed to revenue growth, generating a $3.5 million increase in the second quarter of 2008. Operating margins in this segment were negatively impacted by several factors, including new customer activity which is initially at lower margins due to start-up inefficiencies, unfavorable product mix and inflationary cost increases related to personnel and materials. In addition, the Company incurred start-up costs associated with future revenue streams.
The Mats and Integrated Services segment generated revenues of $24.9 million and a 9.7% operating margin in the second quarter of 2008 compared to revenues of $18.8 million and a 12.1% operating margin in the second quarter of 2007. The growth in revenues is attributable to an $8.3 million increase in composite mat sales, partially offset by lower mat rental and related services revenue. The revenue decline in mat rental and related services, as well as the segment’s year-to-year operating margin decline, is primarily attributable to continued weakness in the South Louisiana land rig count, resulting in reduced demand along with pricing pressure.
SHARE REPURCHASE PROGRAM UPDATE
As previously announced, Newpark’s Board of Directors approved a stock repurchase program in February 2008, authorizing the Company to purchase up to $25.0 million of outstanding shares of Newpark common stock. As of June 30, 2008, the Company has repurchased 1,886,000 outstanding shares for an aggregate price of $10.0 million, an average per share price of $5.32.

CONFERENCE CALL
In conjunction with this release, Newpark has scheduled a conference call, which will be broadcast live over the Internet, on Friday, August 1, 2008 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (303) 262-2130 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through August 8, 2008 and may be accessed by dialing (303) 590-3000 and using pass code 11115505#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2007, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, Newpark’s successful completion of the proposed sale of the environmental business, the investigation of the certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

	Three Months		Six Months
(Unaudited)	Ended June 30,		Ended June 30,
(In thousands, except per share data)	2008	2007	2008	2007

Revenues	$194,032	$149,982	$372,499	$299,246
Cost of revenues	173,511	131,386	330,820	259,420

	20,521	18,596	41,679	39,826
General and administrative expenses	4,996	5,111	9,777	13,266

Operating income	15,525	13,485	31,902	26,560
Foreign currency exchange (gain) loss	(199)	(331)	97	(222)
Interest expense, net	2,649	3,812	5,876	8,232

Income from continuing operations before income taxes	13,075	10,004	25,929	18,550
Provision for income taxes	4,410	3,859	8,587	6,636

Income from continuing operations	8,665	6,145	17,342	11,914
Income (loss) from discontinued operations, net of tax	1,337	(846)	4,011	619

Net income	$10,002	$5,299	$21,353	$12,533

Basic weighted average common shares outstanding	88,762	89,979	89,454	89,907
Diluted weighted average common shares outstanding	89,073	90,671	89,671	90,359

Income per common share (basic and diluted):
Income from continuing operations	$0.10	$0.07	$0.19	$0.13
Income (loss) from discontinued operations	0.01	(0.01)	0.05	0.01

Net income per common share	$0.11	$0.06	$0.24	$0.14

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
(In thousands)	June 30, 2008	March 31, 2008	June 30, 2007

Segment revenues
Fluids systems and engineering	$169,128	$157,216	$131,163
Mats and integrated services	24,904	21,251	18,819

Total segment revenues	$194,032	$178,467	$149,982

Segment operating income
Fluids systems and engineering	$18,104	$21,107	$16,323
Mats and integrated services	2,417	51	2,273

Total segment operating income	$20,521	$21,158	$18,596

Segment operating margin
Fluids systems and engineering	10.7%	13.4%	12.4%
Mats and integrated services	9.7%	0.2%	12.1%

Total segment operating margin	10.6%	11.9%	12.4%

Newpark Resources, Inc.
Consolidated Balance Sheets

	June 30,	December 31,
(In thousands, except share data)	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$10,243	$5,741
Receivables, net	174,974	141,949
Inventories	122,574	120,202
Deferred tax asset	27,383	28,439
Prepaid expenses and other current assets	12,846	12,131
Assets of discontinued operations	84,834	86,628

Total current assets	432,854	395,090

Property, plant and equipment, net	159,534	159,094
Goodwill	63,355	62,616
Deferred tax asset, net	399	408
Other intangible assets, net	16,648	18,474
Other assets	6,250	6,097

Total assets	$679,040	$641,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$10,028	$7,297
Current maturities of long-term debt	11,400	11,565
Accounts payable	67,331	62,505
Accrued liabilities	26,454	20,367
Liabilities of discontinued operations	11,687	10,456

Total current liabilities	126,900	112,190

Long-term debt, less current portion	157,787	158,616
Deferred tax liability	13,913	5,923
Other noncurrent liabilities	2,291	4,386

Total liabilities	300,891	281,115

Common Stock, $0.01 par value, 100,000,000 shares authorized 90,953,756 and 90,215,175 shares issued, respectively	909	902
Paid-in capital	453,481	450,319
Accumulated other comprehensive income	16,990	13,988
Retained deficit	(83,192)	(104,545)
Less treasury stock, at cost; 1,886,000 shares	(10,039)	—

Total stockholders’ equity	378,149	360,664

Total Liabilities and Stockholders’ Equity	$679,040	$641,779

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Six Months Ended June 30,
(In thousands)	2008	2007
Cash flows from operating activities:
Net income	$21,353	$12,533

Adjustments to reconcile net income to net cash provided by operations:
Net income from discontinued operations	(4,011)	(619)
Depreciation and amortization	12,272	9,952
Stock-based compensation expense	2,314	1,197
Provision for deferred income taxes	9,119	5,883
Provision for doubtful accounts	1,336	549
Loss on sale of assets	445	795
Change in assets and liabilities:
Increase in receivables	(32,170)	(5,569)
Increase in inventories	(832)	(2,488)
Increase in other assets	(961)	(1,083)
Increase in accounts payable	3,431	10,068
Increase (decrease) in accrued liabilities and other	2,939	(7,400)

Net operating activities of continuing operations	15,235	23,818
Net operating activities of discontinued operations	8,099	13,232

Net cash provided by operating activities	23,334	37,050

Cash flows from investing activities:
Capital expenditures	(11,465)	(9,302)
Proceeds from sale of property, plant and equipment	78	633

Net investing activities of continuing operations	(11,387)	(8,669)
Net investing activities of discontinued operations	(115)	(2,230)

Net cash used in investing activities	(11,502)	(10,899)

Cash flows from financing activities:
Net borrowings (payments) on lines of credit	2,098	(30,555)
Principal payments on notes payable and long-term debt	(1,014)	(6,080)
Proceeds from exercise of stock options and ESPP	1,241	1,702
Purchase of treasury stock	(10,039)	—

Net financing activities of continuing operations	(7,714)	(34,933)
Net financing activities of discontinued operations	(63)	(31)

Net cash used in financing activities	(7,777)	(34,964)
Effect of exchange rate changes	447	222

Net increase (decrease) in cash and cash equivalents	4,502	(8,591)

Cash and cash equivalents at beginning of year	5,741	12,736

Cash and cash equivalents at end of year	$10,243	$4,145